                                                     ---------------------------
                                                              OMB APPROVAL
                                                     ---------------------------
                                                     OMB NUMBER        3235-0145
                                                     EXPIRES:  DECEMBER 31, 1997
                                                     ESTIMATED AVERAGE BURDEN
                                                     HOURS PER FORM....... 14.90
                                                     ---------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13D


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 2)*

                  Orchard Supply Hardware Stores Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 Par Value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   685691107
--------------------------------------------------------------------------------
                                (CUSIP Number)

                              William M. Wardlaw
                     11100 Santa Monica Blvd., Suite 1900
                    Los Angeles, CA  90025   (310) 444-1822
--------------------------------------------------------------------------------
     (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                               January 31, 1995
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                 Page 1 of 25                  SEC 1746 (12-91)

-----------------------                                  ---------------------
  CUSIP NO. 685691107            SCHEDULE 13D             PAGE 2 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FS Equity Partners III, L.P., a Delaware limited partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                   [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            1,235,416

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             1,235,416 (See Item 5)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,235,416
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                         [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      14.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7   2 OF 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                  ---------------------
  CUSIP NO. 685691107            SCHEDULE 13D             PAGE 3 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FS Equity Partners II, L.P., a California limited partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                   [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            2,699,043 (See Item 5)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             2,699,043 (See Item 5)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      2,699,043
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                         [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      38.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7   2 OF 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                  ---------------------
  CUSIP NO. 685691107            SCHEDULE 13D             PAGE 4 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FS Equity Partners International, L.P., a Delaware limited partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                   [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            44,584 (See Item 5)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             44,584 (See Item 5)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      44,584
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                         [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7   2 OF 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                  ---------------------
  CUSIP NO. 685691107            SCHEDULE 13D             PAGE 5 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FS&Co. International, L.P., a Cayman Islands exempted limited partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                   [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Cayman Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            44,584 (See Item 5)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             44,584 (See Item 5)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      44,584
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                         [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7   2 OF 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                  ---------------------
  CUSIP NO. 685691107            SCHEDULE 13D             PAGE 6 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FS International Holdings Limited, a Cayman Islands exempted company limited by shares
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                   [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Cayman Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            44,584 (See Item 5)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             44,584 (See Item 5)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      44,584
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                         [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7   2 OF 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                  ---------------------
  CUSIP NO. 685691107            SCHEDULE 13D             PAGE 7 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Freeman Spogli & Co., a California general partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                   [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            2,699,043 (See Item 5)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             2,699,043 (See Item 5)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      2,699,043
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                         [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      38.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7   2 OF 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                  ---------------------
  CUSIP NO. 685691107            SCHEDULE 13D             PAGE 8 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FS Capital Partners, L.P., a California limited partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                   [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            1,235,416 (See Item 5)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             1,235,416 (See Item 5)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,235,416
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                         [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      14.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7   2 OF 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                  ---------------------
  CUSIP NO. 685691107            SCHEDULE 13D             PAGE 9 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FS Holdings, Inc., a California corporation, dba Freeman Spogli Holdings, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                   [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            1,235,416 (See Item 5)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             1,235,416 (See Item 5)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,235,416
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                         [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      14.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7   2 OF 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                  ---------------------
  CUSIP NO. 685691107            SCHEDULE 13D             PAGE 10 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bradford M. Freeman
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                   [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          3,979,043 (See Item 5)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          3,979,043 (See Item 5)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,979,043
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                         [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      48.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7   2 OF 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                  ---------------------
  CUSIP NO. 685691107            SCHEDULE 13D             PAGE 11 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Ronald P. Spogli
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                   [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          3,979,043 (See Item 5)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          3,979,043 (See Item 5)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,979,043
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                         [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      48.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7   2 OF 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                  ---------------------
  CUSIP NO. 685691107            SCHEDULE 13D             PAGE 12 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      William M. Wardlaw
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                   [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          3,979,043 (See Item 5)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          3,979,043 (See Item 5)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,979,043
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                         [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      48.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7   2 OF 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                  ---------------------
  CUSIP NO. 685691107            SCHEDULE 13D             PAGE 13 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      J. Frederick Simmons
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                   [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          3,979,043 (See Item 5)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          3,979,043 (See Item 5)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,979,043
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                         [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      48.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7   2 OF 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                  ---------------------
  CUSIP NO. 685691107            SCHEDULE 13D             PAGE 14 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John M. Roth
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                   [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          3,979,043 (See Item 5)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          3,979,043 (See Item 5)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,979,043
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                         [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      48.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7   2 OF 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                  ---------------------
  CUSIP NO. 685691107            SCHEDULE 13D             PAGE 15 OF 25 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Charles P. Rullman, Jr.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                   [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          1,280,000 (See Item 5)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,280,000 (See Item 5)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,280,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                         [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      15.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7   2 OF 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

Item 1.   Security and Issuer.
          -------------------

          No material change has occurred in the facts set forth in response to this item of the Initial Filing and Amendment No. 1 to Schedule 13D.


Item 2.   Identity and Background.
          -----------------------

          No material change has occurred in the facts set forth in the response to this item of the Initial Filing and Amendment No. 1 to Schedule 13D, except as discussed below:

          In addition to the Filing Persons named in the Initial Filing and Amendment No. 1, this Amendment No. 2 to Schedule 13D is also filed on behalf of Charles P. Rullman, Jr. ("Rullman"). Rullman is also hereinafter referred to as a "Filing Person." Rullman is a director, executive officer and shareholder of FS Holdings, Inc., a California corporation ("Holdings"). Rullman is a director, executive officer and shareholder of FS International Holdings Limited, a Cayman Island exempted company limited by shares.

          Rullman has his business address and his principal office at 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025. Rullman's principal occupation is to serve as a director and executive officer of Holdings.

          During the last five years, Rullman has not been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) and was not a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws. Rullman is a citizen of the United States.


Item 3.   Source and Amount of Funds or Other Consideration.
          -------------------------------------------------

          No material change has occurred in the facts set forth in the response to this item of the Initial Filing and Amendment No. 1 to Schedule 13D.

Item 4.   Purpose of Transaction.
          ----------------------

          No material change has occurred in the facts set forth in the response to this item of the Initial Filing and Amendment No. 1 to Schedule 13D.


Item 5.   Interest in Securities of The Issuer.
          ------------------------------------

          No material change has occurred in the facts set forth in the response to this item of the Initial Filing and Amendment No. 1 to Schedule 13D, except as discussed below:

          Paragraph (a) of Item 5 of Amendment No. 1 is hereby amended and
          ----------------------------------------------------------------
restated in its entirety to read as follows:
-------------------------------------------

          (a) The percentages of outstanding Common Stock reported in this Item 5(a) are based on the assumption that there were 7,005,966 shares of Common Stock outstanding as of December 31, 1995 with respect to FS Equity Partners
II, L.P. ("FSEP II") and Freeman Spogli & Co. ("FS&Co.") and 8,285,966 shares of Common Stock outstanding as of December 31, 1995 with respect to the remaining entities and individuals which assumes the conversion of 800,000 shares of 6% Cumulative Convertible Stock, $0.01 par value per share ("Convertible Preferred Stock") into 1,280,000 shares of Common Stock.

          As of December 31, 1995, FSEP II held 2,699,043 shares of Common Stock. As general partner of FSEP II, FS&Co. has the sole power to vote and dispose of such shares. Messrs. Freeman, Simmons, Spogli, Wardlaw and Roth are general partners of FS&Co., and as such may be deemed to be the beneficial owners of the Common Stock indicated as beneficially owned by FS&Co.

          As of December 31, 1995, FS Equity Partners III, L.P. ("FSEP III") and FS Equity Partners International, L.P. ("FSEP International") owned 772,135 shares and 27,865 shares of Convertible Preferred Stock, respectively, that are convertible into 1,235,416 shares and 44,584 shares of Common Stock, respectively. As general partner of FS Capital Partners, L.P., which is general partner of FSEP III, Holdings has the sole power to vote and dispose of the shares owned by FSEP III. As general partner of FS&Co. International, L.P., which is the general partner of FSEP International, FS International Holdings Limited ("FS International Holdings") has the sole power to vote and dispose of the shares owned by FSEP International. Messrs. Freeman, Simmons, Spogli, Wardlaw, Roth and Rullman are the sole directors, officers and shareholders of Holdings and FS International Holdings, and as such may be deemed to be the beneficial owners of the Company's Convertible Preferred
Stock.

Item 6.   Contracts, Arrangements, Understandings or Relationships with Respect
          ---------------------------------------------------------------------
          to Securities of The Issuer.
          ---------------------------

          No material change has occurred in the facts set forth in the response to this item of the Initial Filing and Amendment No. 1 to Schedule 13D, except as discussed below:

          The Filing Persons have executed a Joint Reporting Agreement dated January 31, 1996 which is attached hereto as Exhibit 7 and incorporated herein
                                             ---------
by reference, pursuant to which they have agreed to file one joint statement of behalf of all of them with respect to the subject matter of this Schedule 13D.

Item 7.   Material to be Filed as Exhibits.
          --------------------------------

          The Filing Persons file as exhibits the following:

          Exhibit 7.  Joint Reporting Agreement among FSEP III, FSEP II, FSEP
          ---------
International, FS&Co. International, International Holdings, FS&Co., Capital Partners, Holdings, Freeman, Spogli, Wardlaw, Simmons, Roth and Rullman dated January 31, 1996 (appears at page 20).

                                   SIGNATURE
                                   ---------
          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 31, 1996

                     FS EQUITY PARTNERS III, L.P.,
                     a Delaware limited partnership

                     By:   FS Capital Partners, L.P.
                     Its:  General Partner

                     By:   FS Holdings, Inc. dba Freeman Spogli Holdings, Inc.
                     Its:  General Partner


                     By:   /s/ William M. Wardlaw
                           -------------------------------
                           William M. Wardlaw
                           Title:  Vice President and Secretary


                     FS EQUITY PARTNERS II, L.P.,
                     a California limited partnership

                     By:   Freeman Spogli & Co.
                     Its:  General Partner


                     By:   /s/ William M. Wardlaw
                           -------------------------------
                           William M. Wardlaw
                           Title:  General Partner


                     FS EQUITY PARTNERS INTERNATIONAL, L.P.,
                     a Delaware limited partnership

                     By:   FS&Co. International, L.P.
                     Its:  General Partner

                     By:   FS International Holdings Limited
                     Its:  General Partner


                     By:   /s/ William M. Wardlaw
                           -------------------------------
                           William M. Wardlaw
                           Title:  Vice President

                     FS&Co. INTERNATIONAL, L.P.,
                     a Cayman Islands exempt limited partnership

                     By:   FS International Holdings Limited
                     Its:  General Partner


                     By:  /s/ William M. Wardlaw
                          -------------------------------
                          William M. Wardlaw
                          Title:  Vice President



                     FS INTERNATIONAL HOLDINGS LIMITED,
                     a Cayman Islands exempt company limited by shares


                     By:  /s/ William M. Wardlaw
                          -------------------------------
                          William M. Wardlaw
                          Title:  Vice President



                     FREEMAN SPOGLI & CO.,
                     a California general partnership


                     By:  /s/ William M. Wardlaw
                          -------------------------------
                          William M. Wardlaw
                          Title: General Partner



                     FS CAPITAL PARTNERS, L.P.,
                     a California limited partnership

                     By:   FS Holdings, Inc. dba Freeman Spogli Holdings, Inc.
                     Its:  General Partner


                     By:  /s/ William M. Wardlaw
                          -------------------------------
                          William M. Wardlaw
                          Title:  Vice President and Secretary

                     FS HOLDINGS, INC. DBA FREEMAN SPOGLI HOLDINGS, INC., a California corporation


                     By:  /s/ William M. Wardlaw
                          -------------------------------
                          William M. Wardlaw
                          Title:  Vice President and Secretary


                     BRADFORD M. FREEMAN


                     /s/ Bradford M. Freeman
                     ------------------------------


                     RONALD P. SPOGLI


                     /s/ Ronald P. Spogli
                     ------------------------------


                     WILLIAM M. WARDLAW


                     /s/ William M. Wardlaw
                     ------------------------------


                     J. FREDERICK SIMMONS


                     /s/ Frederick Simmons
                     ------------------------------


                     JOHN M. ROTH


                     /s/ John M. Roth
                     ------------------------------


                     CHARLES P. RULLMAN, JR.


                     /s/ Charles P. Rullman, Jr.
                     ------------------------------

                                                                       EXHIBIT 7
                                                                       ---------


                           JOINT REPORTING AGREEMENT
                           -------------------------


           In consideration of the mutual covenants herein contained, each of the parties hereto represents to and agrees with the other party as follows:

           (d) Such party is eligible to file a statement or statements on
Schedule 13D pertaining to the Common Stock, $.01 par value per share, of Orchard Supply Hardware Stores Corporation, to which this agreement is an exhibit, for filing of the information contained herein.

           (e) Such party is responsible for timely filing of such statement and any amendments thereto and for the completeness and accuracy of the information concerning such party contained herein, provided that no such party is
                                        --------
responsible for the completeness or accuracy of the information concerning the other parties making the filing, unless such party knows or has reason to believe that such information is inaccurate.

           (f) Such party agrees that such statement is filed by and on behalf of each party and that any amendment thereto will be filed on behalf of each such party.

           This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

Dated:  January 31, 1996

                     FS EQUITY PARTNERS III, L.P.,
                     a Delaware limited partnership

                     By:  FS Capital Partners, L.P.
                     Its: General Partner

                     By:  FS Holdings, Inc. dba Freeman Spogli Holdings, Inc.
                     Its: General Partner


                     By:  /s/ William M. Wardlaw
                          -------------------------------
                          William M. Wardlaw
                          Title:  Vice President

                     FS EQUITY PARTNERS II, L.P.,
                     a California limited partnership

                     By:   Freeman Spogli & Co.
                     Its:  General Partner


                     By:  /s/ William M. Wardlaw
                          -------------------------------
                          William M. Wardlaw
                          Title:  General Partner


                     FS EQUITY PARTNERS INTERNATIONAL, L.P.,
                     a Delaware limited partnership

                     By:   FS&Co. International, L.P.
                     Its:  General Partner

                     By:   FS International Holdings Limited
                     Its:  General Partner


                     By:  /s/ William M. Wardlaw
                          -------------------------------
                          William M. Wardlaw
                          Title:  Vice President


                     FS&Co. INTERNATIONAL, L.P.,
                     a Cayman Islands exempt limited partnership

                     By:   FS International Holdings Limited
                     Its:  General Partner


                     By:  /s/ William M. Wardlaw
                          -------------------------------
                          William M. Wardlaw
                          Title:  Vice President



                     FS INTERNATIONAL HOLDINGS LIMITED,
                     a Cayman Islands exempt company limited by shares


                     By:  /s/ William M. Wardlaw
                          -------------------------------
                          William M. Wardlaw
                          Title:  Vice President

                     FREEMAN SPOGLI & CO.,
                     a California general partnership


                     By:  /s/ William M. Wardlaw
                          ----------------------------
                          William M. Wardlaw
                          Title:  General Partner


                     FS CAPITAL PARTNERS, L.P.,
                     a California limited partnership

                     By:   FS Holdings, Inc. dba Freeman Spogli Holdings, Inc.
                     Its:  General Partner


                     By:  /s/ William M. Wardlaw
                          ----------------------------
                          William M. Wardlaw
                          Title:  Vice President and Secretary


                     FS HOLDINGS, INC. DBA FREEMAN SPOGLI HOLDINGS, INC., a California corporation


                     By:  /s/ William M. Wardlaw
                          ----------------------------
                          William M. Wardlaw
                          Title:  Vice President and Secretary



                     BRADFORD M. FREEMAN


                     /s/ Bradford M. Freeman
                     ---------------------------------

                     RONALD P. SPOGLI


                     /s/ Ronald P. Spogli
                     ---------------------------------

                     WILLIAM M. WARDLAW


                     /s/ William M. Wardlaw
                     ---------------------------------

                     J. FREDERICK SIMMONS


                     /s/ J. Frederick Simmons
                     ---------------------------------


                     JOHN M. ROTH


                     /s/ John M. Roth
                     ---------------------------------


                     CHARLES P. RULLMAN, JR.


                     /s/ Charles P. Rullman, Jr.
                     ---------------------------------